Exhibit 10.2

SUNEDISON SEMICONDUCTOR LIMITED
SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

SunEdison Semiconductor Limited (“Company”) sponsors the SunEdison Semiconductor Limited Severance Plan (the “Plan”) to provide some measure of financial assistance to employees of the Company and its affiliates that have adopted the Plan (collectively, “Employer”) whose employment is terminated under certain circumstances. This Summary Plan Description (“SPD”) reflects the terms of the Plan as in effect on August 1, 2015.

Eligibility and Participation

You are eligible for severance benefits under the Plan as a participant if you are a full-time employee of an Employer as of the date of a Qualifying Termination, provided that if you participate in the Company’s Change in Control Severance Plan and your employment with an Employer is terminated during a “Protection Period” (as defined in the Company’s Change in Control Severance Plan), then the terms and conditions of the Company’s Change in Control Severance Plan will control and you will not be eligible to receive benefits under this Plan in respect of your termination.
For purposes of the Plan, the term “Qualifying Termination” means your involuntary termination of employment by an Employer without Cause (for clarity, excluding termination of your employment as a result of your death or Disability). A Qualifying Termination does not include a voluntary resignation from employment, retirement or termination for Cause. A Qualifying Termination also does not include a situation in which your business unit or division is sold or otherwise divested and you are offered continued employment by the acquirer or an Employer. For purposes of the Plan, (i) “Cause” has the meaning set forth in your individual employment agreement (or other agreement which includes severance provisions) with Employer or, in the absence of any such agreement, the meaning set forth in the Company’s 2014 Long-Term Incentive Plan, as amended from time to time (or its successor) and (ii) “Disability” means a physical or mental condition entitling you to benefits under the long-term disability policy maintained by the Company, as amended from time to time.
Nothing in this Plan confers upon you any right to continue in the employment of an Employer or affect any right which an Employer may have to terminate or modify your employment with or without Cause.

Severance Payments and Benefits

The following are guidelines used by the Company for determining payments and benefits in the event of a Qualifying Termination, subject to your execution and delivery of the release described in the section of this SPD entitled “General Release” and such release becoming effective and irrevocable in accordance with its terms. If at the time of your Qualifying Termination you are employed in a jurisdiction (including jurisdictions outside the United States) the applicable laws and/or regulations of which entitle you to receive separation pay from your Employer as a result of your Qualifying Termination, then you will be eligible to receive aggregate separation pay equal to the greater of (i) the amount of separation pay you would be eligible to receive under the Plan and (ii) the amount of separation pay to which you would be entitled under such laws and/or regulations, without duplication.

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Salary Continuation. Continuation of your base salary for the greater of (i) the period described below based on your job classification (the “Continuation Period”) and (ii) the number of weeks equal to the number of your full years of continuous service with the Employer as of the date of your Qualifying Termination.

Senior or Executive Vice President: Six months
Vice President: Four months
Director: Two months
All Other Employees: The number of weeks equal to the number of your full years of continuous service with the Company and/or any Employer as of the date of your Qualifying Termination
Salary continuation shall be paid to you in accordance with the Employer’s regular payroll schedule commencing with the first payroll after your release has become effective and irrevocable.

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Benefit Continuation. Provided that you are eligible for and timely elect continuation coverage under the Employer’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the period commencing with the first calendar month following your Termination Date and ending on the last day of the last month of your Continuation Period (the “Benefit Continuation Period”), your monthly COBRA cost of continued coverage under such plan for you, and, where applicable, your spouse and dependents will equal the amount that you would be required to contribute for such health coverage if you were to continue as an active employee of the Company; provided that the Benefit Continuation Period shall cease when you become eligible for coverage under a plan maintained by another employer. The Company reserves the right to restructure this continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to you or the Company, as determined by the Company in its sole and absolute discretion.

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Other Non-Cash Severance Benefits. In its sole discretion, the Company may offer non-cash severance benefits, such as waiving reimbursement requirements for educational assistance, relocation allowance or signing bonus, or outplacement services or other types of programs designed to assist you in obtaining other employment available under the Plan. Any non-cash severance benefits will be identified and described to you in writing.

For the avoidance of doubt and confusion, please note that the above-described severance benefits are guidelines only. Your Employer has no obligation to follow such guidelines and may, as determined in its sole and absolute discretion, award you separation pay and benefits, if any at all, that differ from the payments and benefits described above.

Impact of Qualifying Termination on Other Benefits

Except to the extent expressly described in this SPD, any benefit or compensation to which you are entitled under any agreement between you and the Employer or under any plan maintained by the Employer in which you participate or participated is not intended to be modified or lessened in any way by the Plan, but shall be payable or provided according to the terms of the applicable plan or agreement.

Vacation and PTO

As of your last day of employment with the Employer, you will cease to accrue any vacation or paid time-off. All accrued but unused vacation and PTO will be paid to you either (i) in your final regular paycheck from the Employer or (ii) as salary continuation for a period of time equal to the number of full and partial days of unused vacation and PTO accrued by you as of the date of your Qualifying Termination, as elected by your Employer in its sole and absolute discretion. If your Employer elects to pay you your unused vacation and PTO in the form of salary continuation, then you will receive any salary continuation payments payable to you pursuant to the section of this Plan titled “Severance Payments and Benefits” only after your unused vacation and PTO has been paid to you in full.

General Release

The severance compensation and benefits available under the Plan shall be provided only if you timely execute and do not revoke a release. The release must be signed by you (or your legal representative, if applicable) and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the fiftieth (50th) day after your employment termination date. If you fail to execute and furnish the release, or if the release does not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the fiftieth (50th) day after your employment termination date, you will not be entitled to any severance payment or benefit under the Plan.

Plan Administration

The Company is the Plan Administrator and has sole and absolute power and discretion to interpret and construe the terms and provisions of the Plan. Such power and discretion includes, but is not limited to, the authority to determine eligibility for participation in the Plan and the receipt of severance benefits under the Plan. All decisions of the Plan Administrator are final, binding and conclusive. Except as provided herein, any delegation of the powers and authority of the Plan Administrator must be made pursuant to a written document.

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Claims Procedures

Any employee, beneficiary or other person who believes that he or she is being denied a benefit under the Plan to which he or she is entitled, or his or her duly authorized representative (“Claimant”), may file a written claim with the Senior Vice President & Chief Human Resources Officer of the Company (“Claims Administrator”) setting forth his or her claim. The written claim must be addressed to:
SunEdison Semiconductor Limited
Attention: Senior Vice President & Chief Human Resources Officer
501 Pearl Drive
St. Peters, MO 63376
Upon receipt of a claim, the Claimant shall be advised that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days. However, the Claims Administrator may extend the reply period for an additional 90 days for reasonable cause. If the reply period will be extended, the Claims Administrator shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which a benefit determination is expected to be rendered.
If the claim is denied in whole or in part, the Claims Administrator will render a written opinion setting forth: (i) the specific reason(s) for denial; (ii) the specific Plan provision(s) on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and (v) the time limits for requesting a review of the denial.

Appeals Procedures

A Claimant who receives notice of denial of benefits under the Plan must appeal to the Senior Vice President & Chief Human Resources Officer of the Company (“Appeals Administrator”) in writing within 60 days after the receipt of the written notice. Such request must be addressed to:
SunEdison Semiconductor Limited
Attention: Senior Vice President & Chief Human Resources Officer
501 Pearl Drive
St. Peters, MO 63376
If the Claimant does not request a review of the initial determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.
The Claimant may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Administrator shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon in making the initial claims decision; (ii) was submitted, considered or generated in the course of making the initial claims decision, without regard to whether such instrument was actually relied upon in making the decision; or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.
Within a reasonable period of time, ordinarily not later than 60 days, after receipt of a request for a review, the Appeals Administrator will review the appeal and render a final decision. If special circumstances require that the 60-day time period be extended, the Appeals Administrator will notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date, which shall be as soon as possible but not later than 120 days after receipt of the request for review, by which a decision on review is expected. In the event that the Appeals Administrator extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.
If the Appeals Administrator makes an adverse benefit determination on review, it will render a written opinion to the Claimant setting forth: (i) the specific reason(s) for denial; (ii) the specific reference(s) to pertinent Plan provisions on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents, records and other information which was relied upon in making the decision; and (iv) a statement of the Claimant’s right to bring civil action under Section 502(a) of ERISA.

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Withholding

The Employer shall deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

Payments after Death

In the event of your death after a qualifying termination but prior to the payment of your entire Salary Continuation Benefit under the Plan, any remaining Salary Continuation Benefit payable to you shall be paid to your surviving spouse in a lump sum. If you have no surviving spouse at the time of your death, the amounts shall be paid in a lump sum to the legal representative of your estate. Subsidized COBRA benefits will end upon your death.

Offset

If you have any debt, obligation or other liability owing to the Company or an Employer of any nature whatsoever at the time that a severance benefit becomes payable to you, your surviving spouse or your estate, the Company may offset the amount that you owe against the amount of the severance benefit otherwise payable under the Plan.

No Duplication of Benefits

This Plan is the only severance pay plan, program or policy of the Company and supersedes all other severance plans, programs, policies, understandings and agreements, express or implied, written or oral, other than the SunEdison Semiconductor Limited Change in Control Severance Plan and any individual severance arrangement specifically provided for in a written employment agreement between you and the Company. Any severance arrangement described in the previous sentence shall be considered part of this Plan for purposes of ERISA, but the benefits provided under that arrangement shall apply in lieu of the severance and other benefits described in this document.

Benefits Conditioned on Satisfaction of Restrictive Covenants

Severance benefits shall immediately cease, and all previously-paid severance benefits must be immediately repaid, if you fail to comply with any noncompetition or other restrictive covenants in favor of an Employer to which you have agreed.

No Assignment of Benefits

This Plan shall inure to the benefit of and be enforceable by the participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Employer nor any participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations under this Plan. A participant’s right to receive any benefits under the Plan shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Employer shall have no obligation to pay any amount so attempted to be assigned, transferred or delegated.

Amendment and Termination

The Company, through action of the Compensation Committee of the Company’s Board of Directors (the “Committee”), may amend (in whole or in part) or terminate the Plan at any time; provided that any amendment(s) to the Plan that are materially adverse to an affected participant in the Plan or termination of the Plan will become effective only after six months prior written notice to the affected participant. However, no termination or amendment shall reduce or terminate any participant’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a Qualifying Termination that occurred prior to the date of such termination or amendment of the Plan.

Governing Law

Except to the extent preempted by federal law, the Plan shall be governed and construed in accordance with the laws of Missouri without regard to the conflict of law provisions thereof.

Section 409A

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All benefits provided under this Plan are intended to fall within an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Plan shall be interpreted in accordance with this intent. Each payment under the Plan shall be considered a separate payment for purposes of Section 409A.

ERISA Rights

Participants in the Plan are entitled to certain rights under the Employee Retirement Income Security Act of 1974 (“ERISA”), including:

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The right to examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor; and

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The right to obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and the updated summary plan description. The Plan administrator may make a reasonable charge for the copies.

In addition to creating rights for participants, ERISA imposes duties upon those who are responsible for the operation of the Plan. The fiduciaries who operate the Plan have a duty to do so prudently and in the interest of participants and beneficiaries. No one, including the Employer or any other person, may fire or otherwise discriminate against a participant in any way to prevent the participant from obtaining a benefit or exercising his or her rights under ERISA.
If a participant’s claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial. The participant shall have the right to have the appropriate fiduciary review and reconsider his or her claim.
Under ERISA, there are steps participants can take to enforce the above rights. For instance, if a participant requests materials from the administrator and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay the participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator. If a participant has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court.
If it should happen that a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U. S. Department of Labor or file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person he or she sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the participant’s claim is frivolous.
If a participant has any questions about this Plan, he or she should contact the Plan Administrator. If a participant has any questions about this Section 22 or about his or her rights under ERISA, the participant should contact the nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

ERISA Plan Information

Plan Sponsor and Plan Administrator:	SunEdison Semiconductor Limited
501 Pearl Drive
St. Peters, MO 63376
(636) 474-5478
EIN: 46-3556980

Agent for Service of Legal Process is:	SunEdison Semiconductor Limited
Attention: General Counsel
501 Pearl Drive
St. Peters, MO 63376
Legal process may also be served on the Plan Administrator.
Plan Type:    Welfare benefit plan providing severance benefits

Plan Number:	The plan is a component of the SunEdison Semiconductor Limited Welfare Plan, which has been assigned number 501 for ERISA purposes.

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Plan Year:     A twelve month plan year commencing each January 1.

Funding:
All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

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